FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                           TELEPHONE: (617) 832-1000
                            FACSIMILE (617) 832-7000
                                  TELEX 940693
                               http://www.fhe.com

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                                                       TELEPHONE: (202) 775-0800






                                                                   June 26, 1996



Palomar Medical Technologies, Inc.
66 Cherry Hill Drive
Beverly, Massachusetts 01915

Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (the "S-3 Registration Statement") to which this opinion is an exhibit, to be filed by Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-3 Registration Statement relates to the proposed public offering by certain securityholders of the Company of a total of 2,143,333 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), consisting of (i) 1,333,333 shares issuable upon conversion of the Company's Series D Convertible Preferred Stock, $.01 par value per share, (ii) 800,000 shares issuable upon exercise of various common stock purchase warrants issued by the Company and (iii) 10,000 shares issued pursuant to an agreement for release and settlement.

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

                  (1) the Certificate of Incorporation and By-Laws of the Company, each as amended as of the date hereof; and

                  (2) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

          Based upon the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares




Palomar Medical Technologies, Inc.
June 26, 1996
Page 2


issued and to be issued in the manner set forth in the S-3 Registration Statement and offered pursuant to the S-3 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares, and when certificates for the Shares have been duly executed and countersigned and delivered, such shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement.

                                                  Very truly yours,

                                                  FOLEY, HOAG & ELIOT LLP


                                                  By /s/ Dave Broadwin
                                                     __________________________
                                                    A Partner